UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

CARDICA, INC.
(Name of Registrant as Specified in Its Charter)

BROADFIN HEALTHCARE MASTER FUND, LTD.
BROADFIN HEALTHCARE FUND, L.P.
BROADFIN HEALTHCARE OFFSHORE FUND, LTD
BROADFIN ADVISORS, LLC
BROADFIN CAPITAL, LLC
KEVIN KOTLER
GREGORY D. CASCIARO
R. MICHAEL KLEINE
SAMUEL E. NAVARRO

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Broadfin Capital, LLC together with its affiliates (“Broadfin”) and the participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of Broadfin’s slate of three highly-qualified director nominees to the Board of Directors of Cardica, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2014 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On November 21, 2014, Broadfin issued the following press release:

Broadfin Capital Gratified To Have All Three Of Its Nominees
Certain To Join The Board Of Directors Of Cardica

Welcomes Cardica's Decision to Support the Election of Gregory D. Casciaro, R. Michael Kleine and Samuel E. Navarro as Directors at the 2014 Annual Meeting

Looks Forward to a Stronger, Independent and More Experienced Board that Works Constructively Together to Serve the Best Interests of Shareholders

Vote on the GOLD Proxy Card to Elect Gregory Casciaro, Michael Kleine, and Samuel Navarro and the Candidates Who Have Been Nominated By the Company to Serve As Directors

NEW YORK, Nov. 21, 2014 -- Broadfin Capital, LLC (together with its affiliates, "Broadfin" or "we") is the beneficial owner of approximately 17.3%, on an as-converted basis, of the outstanding common and preferred stock of Cardica, Inc. (NASDAQ: CRDC)("Cardica" or the "Company").

Over the past couple of months we have led a campaign to improve the Board of Directors of Cardica (the "Board") by electing three extremely-qualified, independent directors, Gregory D. Casciaro, R. Michael Kleine and Samuel E. Navarro to the Board in the place of long-standing incumbents, Jeffrey L. Purvin, John Simon and William H. Younger, Jr.

We are gratified that the Company announced yesterday that it will support the election of our three nominees, Messrs. Casciaro, Kleine and Navarro, to the Board at the upcoming 2014 annual meeting of Cardica's stockholders.

Kevin Kotler, Managing Partner of Broadfin stated: "The recent concession by Cardica shows the Company has accepted the soundness of our call for Board reconstitution which brings more directly relevant experience on the Board and enhanced oversight.  We are pleased to see Cardica make an important step in the right direction and are gratified that we were able to serve as a catalyst for meaningful improvement.  We hope our efforts will serve to foster a culture of accountability and transparency and will provide an appropriate counterbalance to management. Cardica is at a critical stage in its lifecycle, and we are more confident than ever that the Company will greatly benefit from the experience of our highly-qualified director candidates who have the requisite financial expertise and successful track records launching new products in the surgical markets."

Mr. Kotler continued: "We are disappointed that this Board opted for a unilateral decision and that shareholders were not given the opportunity to vote for the candidates they wanted, that being said we are happy to conclude this contest and shift focus to improve Cardica.  However, our hope and expectation is that the remaining incumbents are not playing on internal Board dynamics to create factions on the Board and minimize the impact of Greg, Mike and Sam who have such tremendous value to add if allowed to fully engage and leverage their unmatched expertise without encumbrances."

"We are fully cognizant of our rights and responsibilities as the largest shareholder of Cardica and we intend to continue to monitor the situation closely.  We would not hesitate to pursue all options available to us to do what we believe is best for all shareholders."

"We want to thank our fellow shareholders for their overwhelming support and contribution to this long overdue and healthy debate about the future of our company," concluded Mr. Kotler.

Broadfin will be sending shareholders a new proxy card that will allow shareholders to vote for Broadfin's three highly-qualified, independent candidates and the candidates who have been nominated by the Company to serve as directors.

VOTE ON THE GOLD PROXY CARD TO ELECT GREGORY CASCIARO, MICHAEL KLEINE, AND SAMUEL NAVARRO AND THE CANDIDATES WHO HAVE BEEN NOMINATED BY THE COMPANY TO SERVE AS DIRECTORS

PLEASE SIGN, DATE, AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

If you have any questions, or require assistance with your vote, please contact Georgeson Inc., toll- free at (800) 248-7690 or email: EnhanceCardica@georgeson.com

About Broadfin Capital:

Broadfin Capital, LLC ("Broadfin Capital") is a global equity healthcare asset manager founded in 2005. The Managing Partner and Portfolio Manager of the firm is Kevin Kotler whose career has been focused on analyzing and investing in medical technology companies. Broadfin Capital invests in all the major subsectors of the healthcare industry and has a fundamental, value-oriented investment strategy coupled with a long-term investment horizon.

Investor Contacts

Kevin Kotler, Broadfin Capital, LLC
212-808-2460
Vote@broadfincapital.com

William P. Fiske, Georgeson Inc.
201-222- 4250
EnhanceCardica@georgeson.com

Rajeev Kumar,  Georgeson Inc.
201-222-4226
EnhanceCardica@georgeson.com